Exhibit 4.2
HUBBELL INCORPORATED,
as Issuer

AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of November 17, 2010
To
INDENTURE
Dated as of September 15, 1995

3.625% Senior Notes due 2022

     SECOND SUPPLEMENTAL INDENTURE (as hereinafter defined, the “Second Supplemental Indenture”), dated as of November 17, 2010, between HUBBELL INCORPORATED, a Connecticut corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).
     WHEREAS, the Company and Chemical Bank (as predecessor to The Chase Manhattan Bank and JPMorgan Chase Bank, N.A.) (the “Original Trustee”) executed and delivered an Indenture, dated as of September 15, 1995 (the “Base Indenture” and, together with the Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company, from time to time, of senior unsecured debt securities, consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness, to be issued in one or more series, as provided in the Indenture;
     WHEREAS, subsequent to the date of the Base Indenture, The Bank of New York Mellon Trust Company, N.A. acquired the trustee business of the Original Trustee and succeeded the Original Trustee as the Trustee under the Indenture;
     WHEREAS, pursuant to Resolutions of the Board of Directors of the Company, dated October 20, 2010, the Company authorized the creation and issuance of a series of its debt securities under the Indenture, designated as the “3.625% Senior Notes due 2022” in the initial aggregate principal amount of $300,000,000 (the “Notes”);
     WHEREAS, Section 11.01 of the Base Indenture provides that, without prior notice to or the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to establish the forms or terms of Debt Securities as permitted by Sections 2.01 and 3.01 of the Base Indenture;
     WHEREAS, the Company desires to establish the forms and terms of the Notes in accordance with Sections 2.01 and 3.01 of the Base Indenture;
     WHEREAS, the Company has determined that this Second Supplemental Indenture is authorized and permitted by Section 11.01 of the Base Indenture and has delivered to the Trustee an Opinion of Counsel to that effect and an Officers’ Certificate pursuant to Section 1.02 of the Base Indenture to the effect that all conditions precedent provided for in the Base Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with;
     WHEREAS, the Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and
     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS
     Section 1.1 Definition of Terms. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:
     (a) a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this Second Supplemental Indenture; and
     (b) the following terms have the meanings given to them in this Section 1.1(b) and shall have the meaning set forth below for purposes of this Second Supplemental Indenture and the Base Indenture as it relates to the Notes created hereby:
     “Additional Notes” shall have the meaning set forth in Section 6.1 hereof.
     “Business Day” means, with respect to the Notes, any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
     “Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of its subsidiaries; provided, however, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (d) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (e) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting

Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. As used in this definition, the term “person” has the meaning specified in Section 13(d)(3) of the Exchange Act.
     “Change of Control Offer” shall have the meaning set forth in Section 3.2 hereof.
     “Change of Control Payment” shall have the meaning set forth in Section 3.2 hereof.
     “Change of Control Payment Date” shall have the meaning set forth in Section 3.2 hereof.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.
     “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Corporation” includes any corporation, association, company (including any joint stock company and limited liability company) and business trust.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Act.
     “Fitch” means Fitch Inc., and its successors.
     “Interest Payment Date” shall have the meaning set forth in Section 2.3(a) hereof.
     “Interest Period” shall have the meaning set forth in Section 2.3(b) hereof.
     “Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.

     “Optional Redemption Price” shall have the meaning set forth in Section 3.1(a) hereof.
     “Person” shall have the meaning set forth in the Base Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.
     “Quotation Agent” means a Reference Treasury Dealer appointed by the Company.
     “Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “Rating Event” means a decrease in the ratings of the Notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
     “Redemption Date” means, with respect to any redemption of the Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.
     “Reference Treasury Dealer” means (a) each of J.P. Morgan Securities LLC and a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers) and their successors; provided, however, that if either of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer and (b) two other Primary Treasury Dealers selected by the Company in good faith.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.
     “Regular Record Date” means, with respect to any Interest Payment Date, the May 1 and November 1 (whether or not a Business Day) preceding the relevant Interest Payment Date.
     “S&P” means, Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Stated Maturity Date” shall have the meaning set forth in Section 2.2 hereof.
     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES
     Section 2.1 Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of the Notes pursuant to Sections 3.01 and 3.03 of the Base Indenture. There is hereby authorized a series of Debt Securities designated as the “3.625% Senior Notes due 2022,” initially limited in aggregate principal amount to $300,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.03, 3.04, 3.05, 3.06, 11.06 or 13.07 of the Base Indenture).
     Section 2.2 Stated Maturity. The date upon which the Notes due 2022 shall become due and payable at final maturity, together with any accrued and unpaid interest, is November 15, 2022 (the “Stated Maturity Date”).
     Section 2.3 Interest.
     (a) The Notes shall bear interest at the rate of 3.625% per annum. The date from which interest shall accrue on the Notes shall be November 17, 2010. Interest on the Notes shall be payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), beginning on May 15, 2011 to the Persons in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, except as provided in Section 2.3(d) hereof.
     (b) Interest payable on any Interest Payment Date, the Stated Maturity Date or, if applicable, any Redemption Date or otherwise at Maturity shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of November 17, 2010, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Stated Maturity Date or, if applicable, Redemption Date or other Maturity, as the case may be (each, an “Interest Period”).
     (c) The amount of interest payable for any full semi-annual Interest Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed shall be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date shall be postponed to the next succeeding day which is a Business Day (and no interest on such payment shall accrue for the period from and after such scheduled Interest Payment Date).
     (d) In the event that the Stated Maturity Date, any Redemption Date or other Maturity falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest shall accumulate on the amount payable for the period from and after the Stated Maturity Date or any Redemption Date or other Maturity). Interest due on the Stated Maturity Date or any Redemption Date or other Maturity (in each case, whether or not an Interest Payment Date) on any of the Notes shall be paid to the Person to whom principal of the Notes is payable.
     Section 2.4 Place of Payment and Appointment. Principal of, premium, if any, and interest on the Notes shall be payable, the transfer of the Notes shall be registrable, and the Notes shall be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the corporate trust office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided, further, the Company shall pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held by The Depository Trust Company or such other U.S. Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such U.S. Depositary or its nominee, as the case may be, as the Registered Holder of such Notes in global form.
     The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.
     Section 2.5 Defeasance. The Company may elect, at its option at any time, pursuant to Section 15.01 of the Base Indenture, to have Section 15.02 of the Base Indenture apply to the Notes or any principal amount thereof.
     Section 2.6 Denominations. The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     Section 2.7 Global Notes. The Notes shall be issued initially in the form of a permanent Global Note in registered form deposited with The Depository Trust Company or such other U.S. Depositary as any officer of the Company may from time to time designate. Unless and until each such Global Note is exchanged for Notes in certificated form, the Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made only to the U.S. Depositary or a nominee of the U.S. Depositary, or to a successor U.S. Depositary selected or approved by the Company or to a nominee of such successor U.S. Depositary.
     Section 2.8 Form of the Notes. The form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.
     Section 2.9 No Sinking Fund. The Notes shall not be entitled to the benefit of any sinking fund.
ARTICLE 3
REDEMPTION OF THE NOTES
     Section 3.1 Optional Redemption by Company.
     (a) Subject to the terms of the Indenture, the Notes shall be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price (the “Optional Redemption Price”) equal to the greater of:
     (i) 100% of the principal amount of the Notes to be redeemed; and
     (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, plus accrued interest thereon to the Redemption Date.

     (b) Notice of any redemption shall be mailed not less than 30 days and not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed.
     (c) Unless the Company defaults in payment of the Optional Redemption Price, from and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method that the Trustee deems to be fair and appropriate.
     Section 3.2 Change of Control Triggering Event.
     (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described in Section 3.1 hereof, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the repurchase date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (a “Change of Control Payment Date”).
     (b) The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.
     (c) On any applicable Change of Control Payment Date, the Company shall, to the extent lawful:
     (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;
     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and
     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
     (d) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
ARTICLE 4
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
     Section 4.1 Consolidation, Merger, Conveyance, Transfer or Lease. The provisions of Sections 10.01 and 10.02 of the Base Indenture shall apply with respect to the Notes, except that, for purposes of the Notes, references to “Corporation” and “corporation” in such Sections 10.01 and 10.02 of the Base Indenture shall be deemed to have been replaced by the definition of “Corporation” as set forth in Section 1.1 of this First Supplemental Indenture.
ARTICLE 5
EVENTS OF DEFAULT
     Section 5.1 Events of Default. The following “Events of Default” shall apply with respect to the Notes (notwithstanding Section 5.01 of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):
     “Event of Default” means, with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (1) default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;
     (2) default in the payment of the principal of (and premium, if any, on) the Notes at Maturity;
     (3) [Reserved];
     (4) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than any covenant or warranty a default in whose performance or whose breach is dealt with elsewhere in this Section 5.1 or any covenant or warranty which has been included in the Indenture solely for the benefit of Debt Securities of series other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

     (5) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;
     (6) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or
     (7) [Reserved].
ARTICLE 6
ADDITIONAL NOTES
     Section 6.1 Additional Notes. Subject to the terms and conditions contained herein, the Company may from time to time, without the consent of the existing Holders of the Notes, create and issue additional notes (the “Additional Notes”) ranking equally and ratably with the Notes in all respects (except for the payment of interest accruing prior to the issue date of such Additional Notes or except, in some cases, for the first payment of interest following the issue date of such Additional Notes). Any such Additional Notes, at the Company’s determination and in accordance with provisions of the Indenture, shall be consolidated with and form a single series with the previously outstanding Notes for all purposes of the Indenture. The aggregate principal amount of any Additional Notes shall be unlimited.
ARTICLE 7
SUPPLEMENTAL INDENTURES
     Section 7.1 Supplemental Indentures Without Consent of Holders. The following provisions relating to supplemental indentures shall apply with respect to the Notes (notwithstanding Section 11.01 of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):
     Without prior notice to or the consent of any Holders of the Notes, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form reasonably satisfactory to the Trustee, for any of the following purposes:

     (1) to evidence the succession of another Corporation to the rights of the Company, and the assumption by such successor of the covenants and obligations of the Company, under the Indenture and the Notes;
     (2) to add to the covenants of the Company for the benefit of all of the Holders of the Notes appertaining thereto, or to surrender any right or power conferred by the Indenture upon the Company;
     (3) to add any additional Events of Default;
     (4) to add or change any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the issuance of the Notes in bearer form, registrable or not registrable, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of the Notes in uncertificated form, provided that any such action will not adversely affect the interests of the Holders of the Notes in any material respect;
     (5) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will become effective only when there are no Notes created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision and as to which such supplemental indenture would apply;
     (6) to secure the Notes or to provide that any of the Company’s obligations under the Notes or the Indenture will be guaranteed;
     (7) to supplement any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to Article Fifteen of the Base Indenture, provided that any such action will not adversely affect the interests of the Holders of the Notes in any material respect;
     (8) to establish the form or terms of additional series of Debt Securities as permitted by the Indenture;
     (9) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee, pursuant to the requirements of the Indenture;
     (10) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, to eliminate any conflict between the terms of the Indenture and the Notes and the Trust Indenture Act, or to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of Indenture; provided such other provisions will not adversely affect the interests of the Holders of the Notes in any material respect; or
     (11) to change or modify any of the provisions of the Indenture; provided that any such changes or modifications will not adversely affect the interests of the Holders of the Notes in any material respect.

     Section 7.2 Supplemental Indentures With Consent of Holders. The following provisions relating to supplemental indentures shall apply with respect to the Notes (notwithstanding Section 11.02 of the Base Indenture, which shall be deemed amended and restated, and superseded, by the following):
     With the written consent of the Holders of not less than a majority in principal amount of the Notes voting separately, by act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Notes under the Indenture; provided, however, that no such supplemental indenture will, without the consent of each Holder:
     (1) change the Stated Maturity of the principal of, or installment of interest, if any, on, the Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Currency or Currencies in which the principal of (and premium, if any) or interest on the Notes is denominated or payable, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions, if any, for the Notes, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities as provided in the Indenture;
     (2) reduce the percentage in principal amount of the Notes, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults or Events of Default under the Indenture and their consequences provided for in the Indenture; or
     (3) modify certain provisions of the Indenture requiring the approval of a specified percentage of the Holders of the Notes, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder of the Notes; provided, however, that this clause (3) will not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in the Indenture, or the deletion of this proviso, in accordance with the requirements of the Indenture.
     It will not be necessary for any act of Holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.
     Section 7.3 Effect of Supplemental Indentures. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture with respect to the Notes or which modifies the rights of the Holders of the Notes with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of Holders of other series of Debt Securities. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture with respect to Debt Securities of any other series or which modifies the rights of the Holders of Debt Securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of Holders of the Notes.

ARTICLE 8
MISCELLANEOUS
     Section 8.1 Confirmation of Base Indenture. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.
     Section 8.2 Responsibility of Recitals, Etc. The Trustee assumes no responsibility for the correctness of the recitals. The Trustee makes no representations as to the validity or the sufficiency of this Second Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.
     Section 8.3 Concerning the Trustee. The Trustee does not assume any duties, responsibility or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, the Trustee shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture.
     Section 8.4 Governing Law. This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8.5 Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     Section 8.6 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 8.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required to be a part of and govern this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture, as so modified or excluded, as the case may be.
     Section 8.8 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 8.9 USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Agreement agree that they will provide the Trustee with such information as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

HUBBELL INCORPORATED

By:	/s/ James H. Biggart, Jr.
Name:	James H. Biggart, Jr.
Title:	Vice President and Treasurer

Attest:	/s/ Richard W. Davies
Richard W. Davies Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President
[Signature Page to Second Supplemental Indenture]

EXHIBIT A
[To be included in Global Notes — THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A U.S. DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH U.S. DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
HUBBELL INCORPORATED
3.625% Senior Notes due 2022
CUSIP: 443510AF9
ISIN: US443510AF99

No. R-1	U.S. $300,000,000
     Hubbell Incorporated, a corporation duly organized and existing under the laws of Connecticut (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) on November 15, 2022 and to pay interest thereon from November 17, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 15 and November 15 in each year, beginning on May 15, 2011, at the rate of 3.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be, as the case may be, the May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 30 days and not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Payment of the principal of (and premium, if any) and interest on this Note shall be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register; and provided, further, the Company shall pay principal of (and premium, if any) and interest on this Note in global form registered in the name of or held by The Depository Trust Company or such other U.S. Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such U.S. Depositary or its nominee, as the case may be, as the Registered Holder of this Note in global form.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: November 17, 2010

HUBBELL INCORPORATED

By:
Name:	James H. Biggart, Jr.
Title:	Vice President and Treasurer

Attest:
Richard W. Davies
Vice President, General Counsel and Secretary
Trustee’s Certificate of Authentication
This Note is one of the Debt Securities of a series referred to in the within-mentioned Indenture.
Dated:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory
[Signature Page to Global Note]

[Reverse of Note]
     This Note is one of a duly authorized series of Debt Securities of the Company (herein called the “Note” or the “Notes,” as the case may be), issued and to be issued in one or more series under an Indenture, dated as of September 15, 1995 (herein called the “Base Indenture”), between the Company and Chemical Bank (as predecessor trustee to The Chase Manhattan Bank, The Bank of New York Trust Company, N.A., JPMorgan Chase Bank, N.A. and The Bank of New York Mellon Trust Company, N.A.), as amended and supplemented by the Second Supplemental Indenture, dated as of November 17, 2010 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be authenticated and delivered.
     The Notes shall be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price (the “Optional Redemption Price”) equal to the greater of: (1) 100% of the principal amount of such Notes Outstanding to be redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, plus accrued interest thereon to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture. Notice of any such redemption shall be mailed not less than 30 days and not more than 60 days prior to the Redemption Date to each Holder of the Notes to be redeemed.
     For purposes of the redemption provisions, the following terms are applicable:
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.
     “Quotation Agent” means a Reference Treasury Dealer appointed by the Company.
     “Reference Treasury Dealer” means (a) each of J.P. Morgan Securities LLC and a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers) and their successors; provided, however, that if either of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer and (b) two other Primary Treasury Dealers selected by the Company in good faith.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.
     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     In the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.
     If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Note repurchased to, but not including, the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the repurchase date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (the “Change of Control Payment Date”) pursuant to the procedures described in such notice and in conformity with the Indenture.
     The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.
     On any applicable Change of Control Payment Date, the Company shall, to the extent lawful: (a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
     The Company shall not be required to make the Change of Control Offer upon the Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
     The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
     For purposes of the Change of Control Offer provisions, the following terms are applicable:
     “Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of its subsidiaries; provided, however, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (d) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (e) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. As used in this definition, the term “person,” has the meaning specified in Section 13(d)(3) of the Exchange Act.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.
     “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Fitch” means Fitch Inc., and its successors.
     “Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service Inc. and its successors.
     “Person” has the meaning set forth in the Base Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.
     “Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “Rating Event” means a decrease in the ratings of the Notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
     The Notes shall not be entitled to the benefit of any sinking fund.
     The Indenture contains provisions for defeasance and discharge at any time of (1) the entire indebtedness of the Notes or (ii) certain restrictive covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.
     If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the

Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities which may be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such written request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holders of the Notes for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of the Notes is registrable in the Security Register, upon surrender of the Notes for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on the Notes are payable, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.
     The Notes are issuable only in registered form without coupons in minimum denominations of U.S. $2,000 and integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of the Notes for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name the Notes are registered as the owner hereof for all purposes, whether or not the Notes be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     All capitalized terms used, but not defined, in the Notes shall have the meanings assigned to them in the Indenture.